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                              [ROPES & GRAY LETTERHEAD]

                                   March 17, 1997




Boston Edison Holdings
800 Boylston Street
Boston, Massachusetts  02199

     Re: Issuance of Shares of Beneficial Interest in Connection with the Formation of a Holding Company Structure for Boston Edison Company

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-4 (the "Registration Statement") in the form being filed by Boston Edison Holdings, a Massachusetts business trust ("Holdco"), with the Securities and Exchange Commission relating to the registration under the Securities Act of 1933, as amended, of up to 48,514,973 shares of beneficial interest of Holdco, $1.00 par value per share (the "Holdco Common Shares"), in connection with a merger that will cause Holdco to become the parent holding company of Boston Edison Company, a Massachusetts corporation.

     We have acted as counsel for Holdco in connection with the proposed issue and sale of the Holdco Common Shares. We are familiar with the proceedings taken by Holdco in respect thereof and have examined originals or certified or attested copies of such certificates, records and documents as we have deemed necessary for the purposes of this opinion.

     Basing our opinion on the foregoing, we are of the opinion that:

     (1) Holdco is a business trust validly organized and existing under the laws of the Commonwealth of Massachusetts and is duly qualified to carry on the business which it is now conducting; and

     (2) When the Registration Statement has been declared effective, the issuance of the Holdco Common Shares has been duly authorized by appropriate corporate action and by appropriate action of regulatory authorities having jurisdiction, including the Massachusetts Department of Public Utilities, the Federal Energy Regulatory Commission, the Nuclear Regulatory Commission and the Securities

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Boston Edison Holdings                                          March 17, 1997

          and Exchange Commission (pursuant to the Public Utility Holding Company Act of 1935, as amended) and the Holdco Common Shares have been issued in accordance with the terms of the Registration Statement, including the Agreement and Plan of Merger constituting APPENDIX A to the Proxy Statement/Prospectus contained in the Registration Statement, the Holdco Common Shares will be validly issued, fully paid and non-assessable.

     We express no opinion as to matters of law in jurisdictions other than the State of Massachusetts and the federal law of the United States, and express no opinion as to the applicability of the so-called "blue sky" or securities laws of the several states, including Massachusetts.

     We understand that this opinion is to be used in connection with the above-referenced Registration Statement and consent to the filing of this opinion with and as part of said Registration Statement and the use of our name therein and in the related Proxy Statement/Prospectus under the captions "Legal Opinions" and "Experts."


                              Very truly yours,

                              /s/ Ropes & Gray

                              Ropes & Gray